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                                                                    EXHIBIT 5

                             November 26, 1996




First Cherokee Bancshares, Inc.
9860 Highway 92
Woodstock, Georgia  30188

    RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have served as counsel for First Cherokee Bancshares, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), of an aggregate of 196,350 shares (the "Shares") of the Company's common stock, $1.00 par value, to be sold by certain selling shareholders named in the Registration Statement.

    We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization for issuance of the Shares as we have deemed necessary and advisable for the purpose of providing the opinion set forth below.

    Based upon the foregoing and having regard for such legal considerations that we have deemed relevant, it is our opinion that the Shares, when sold, will be legally issued, fully paid and non-assessable.

    We hereby consent to the reference to our Firm under the heading "Legal Opinion" in the Prospectus contained in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                             /s/ Powell, Goldstein, Frazer & Murphy

                             POWELL, GOLDSTEIN, FRAZER & MURPHY